Exhibit 99.1

CSP Inc. REPORTS FISCAL 2021 FOURTH QUARTER AND FULL YEAR RESULTS; QUARTERLY AND ANNUAL GROSS MARGIN CONTINUED TO EXPAND

Achieves Record 9/30 Gross Backlog of $13 Million

LOWELL, Mass., December 8, 2021 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, reported financial and operating results for the fiscal 2021 fourth quarter and full year ended September 30, 2021, and provided a business update.

Fourth Quarter/Full Year Operating Highlights and Recent Achievements

●	Services revenue grew 27% compared to the year-ago fourth quarter
●	Favorable revenue mix led to a quarterly and annual gross margin of 41.7% and 32.8%, respectively
●	Company-wide year-end backlog reached $13 million demonstrating solid customer demand for products and services and reflects a 165% increase over the prior year
●	Prudent expense management and emergence and continued acceptance of new products and services provides management with the resources to execute the multi-year growth strategy
●	Recorded a one-time $465,000 gain in the fourth quarter from release of escrow money from the sale of our German subsidiary in 2018

“The demand for our products and services remain at an all-time high as we ended the fourth quarter with record backlog of $13 million, which reflects a 165% increase from the year-ago backlog,” commented Victor Dellovo, Chief Executive Officer.  “This level of success validates our strategic approach to the market and gives us greater confidence to pursue our operating objectives and focus on our higher margin offerings.

With the Technology Solutions (TS) business again leading the way, our Managed Services Practice (MSP) continued to add new and larger customers while the better-than-expected activity level of Unified Communications as a Service, also known as UCaaS, is garnering enthusiasm in the current fiscal first quarter. I believe UCaaS will turn profitable in the coming quarters, which is quite a feat since it was launched two years ago and just prior to one of the worst imaginable periods in our country. While the HPP business had a slight rebound from Q3, the signing of additional ARIA customers in the quarter and amount of interest being generated supports our view that it will dramatically change the revenue contribution from the HPP business.

Our team continues to perform at a high level. However, the effects of COVID-19, inflationary and supply chain pressures being felt across all businesses means a return to a more normalized business environment will be slower than expected. Nevertheless, we remain focused, and our sales team is putting greater emphasis on software sales since these can deliver near-term revenue and further expand our gross margin, as was the case in the fiscal fourth quarter. For fiscal 2022, we remain cautiously optimistic, and I believe it will be an exciting year for CSPi as ARIA and UCaaS gain traction.  Further, we have received orders from several cruise ships, and we are optimistic of a return to executing our highly profitable cruise line business.  We have a solid foundation to build from, even during these turbulent times, and will execute on opportunities that strengthen our long-term growth and profit ambitions.”

Fiscal Year 2021 Fourth Quarter Results

Revenue for the fiscal fourth quarter was $10.0 million, compared to $14.3 million in the year-ago fiscal fourth quarter as the Company continues to navigate the impact of COVID-19 and ongoing well-chronicled supply chain issues, which is extending timelines and impacting the Company’s ability to deliver customer orders.

Gross profit for the fiscal fourth quarter was $4.2 million, or 41.7% of sales, compared with $4.4 million, or 31.0% of sales, in the year-ago fiscal fourth quarter. This is the eighth consecutive quarter of year-over-year gross margin improvement as the Company is focused on selling higher margin products and services plus increased amount of net revenue. The Company reported net income from continuing operations of $353,000 in the fourth fiscal quarter, or $0.08 per share, compared with a net income of $36,000, or $0.01 per share, for the fourth fiscal quarter of fiscal 2020.

Exhibit 99.1

Also, in the fiscal year fourth quarter we reported a one-time gain of $465,000 from the sale of German operation (discontinued operation) previously disclosed.

Net income for the fiscal fourth quarter of 2021 was $818,000, or $0.19 per share.

The Company had cash and cash equivalents of $20.0 million as of September 30, 2021, an increase of $700,000 from September 30, 2020.

Fiscal 2021 Full Year Results

Revenue for the full year ended September 30, 2021, was $49.2 million compared with revenue of $61.8 million in the same prior year period. Gross profit for the twelve months ended September 30, 2021, was $16.1 million, or 32.8% of sales, compared with $17.2 million, or 27.8% of sales, in the prior year reflecting a more favorable product mix. The Company reported net income from continuing operations of $234,000 for the full year ended September 30, 2021, or $0.05 per share, compared with a net loss of $(1.4) million, or $(0.36) loss per share for the full year ended September 30, 2020. Including the one-time gain of $465,000 from the sale of discontinued German operation previously disclosed, net income for the full year ended September 30, 2021, was $699,000, or $0.16 per share. The 2021 full year results include a gain on forgiveness of debt of the Paycheck Protection Plan SBA Loans at the TS and HPP segment totaling $2.2 million, which was established as part of the CARES Act loan and recognized in fiscal 2021 first quarter.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 800-891-3968 or 785-424-1675 and using the conference ID: CSPQ421 when greeted by the live operator. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G drop less packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, in addition, we just launched ARIA CloudADR to help provide organizations with COVID-19 tightened budgets, a lower entry cost solution to help protect against cybersecurity threats. As such, we believe we have a substantial opportunity ahead of us as our fiscal year unfolds, we continue to weather the COVID-19 impacts, supply chain issues have affected the timing of

Exhibit 99.1

our sales and there is no short solution to this world-wide problem as disclosed daily in the world media and with a solid balance sheet we believe we have the resources to manage the business and are positioned to execute our operating strategies when our target customers are able to introduce new solutions into their operations.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
AUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2021	September 30, 2020

Assets
Current assets:
Cash and short-term investments	$20,007	$19,264
Accounts receivable, net	18,698	13,362
Inventories	3,989	5,285
Other current assets	6,340	3,678
Total current assets	49,034	41,589
Property, equipment and improvements, net	764	1,047
Operating lease right-of-use assets	1,358	2,014
Long-term receivable	7,522	3,642
Other assets	4,296	5,353
Total assets	$62,974	$53,645

Liabilities and Shareholders’ Equity
Current liabilities	$17,827	$12,977
Pension and retirement plans	4,097	6,471
Operating lease liabilities	821	1,390
Notes Payable	876	2,485
Other non-current liabilities	5,307	788
Shareholders’ equity	34,046	29,534
Total liabilities and shareholders’ equity	$62,974	$53,645

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
AUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Year Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020
Sales:
Product	$5,700	$10,885	$35,226	$47,989
Services	4,311	3,387	13,982	13,804
Total sales	10,011	14,272	49,208	61,793

Cost of sales:
Product	4,346	8,670	28,024	39,907
Services	1,491	1,173	5,035	4,719
Total cost of sales	5,837	9,843	33,059	44,626

Gross profit	4,174	4,429	16,149	17,167

Operating expenses:
Engineering and development	696	717	2,887	2,798
Selling, general and administrative	3,825	4,198	14,624	15,793
Total operating expenses	4,521	4,915	17,511	18,591

Operating loss	(347)	(486)	(1,362)	(1,424)

Other income (expense), net	276	(203)	2,040	362

Income (loss) before income taxes	(71)	(689)	678	(1,062)

Income tax expense	(424)	(725)	444	384

Net income (loss) from continuing operations	$353	$36	$234	$(1,446)

Discontinued operations:
Gain from sale of discontinued operations	$465	$—	$465	$—

Net income (loss)	$818	$36	$699	$(1,446)
Net income (loss) attributable to common shareholders	$781	$34	$666	$(1,446)

Net income (loss) per share from continuing operations - basic	$0.08	$0.01	$0.05	$(0.36)
Gain per share from sale of discontinued operations - basic	$0.11	$—	$0.11	$—
Net income (loss) per share – basic	$0.19	$0.01	$0.16	$(0.36)
Weighted average shares outstanding – basic	4,192	4,064	4,151	4,028

Net loss per share from continuing operations - diluted	$0.08	$0.01	$0.05	$(0.36)
Gain per share from sale of discontinued operations - diluted	$0.11	$—	$0.11	$—
Net income per share – diluted	$0.19	$0.01	$0.16	$(0.36)
Weighted average shares outstanding continuing operations – diluted	4,214	4,148	4,220	4,028
Weighted average shares outstanding discontinued operations – diluted	4,214	4,148	4,220	4,028
Weighted average shares outstanding net income - diluted	4,214	4,148	4,220	4,028